BUXTON HELMSLEY

Open Letter to Daily Journal Corporation Shareholders
Regarding Recent Communications with Leadership and Identified Accounting Concerns

July 25, 2025

Dear Shareholders of the Daily Journal Corporation:

We are writing to inform you of recent developments regarding Daily Journal Corporation that we believe warrant your immediate attention as shareholders of the Company.

I. BACKGROUND.

On July 14, 2025, Buxton Helmsley USA, Inc. ("Buxton Helmsley", "BH", or "we") contacted the Board of Directors of Daily Journal Corporation ("DJCO" or the "Company") to discuss its preliminary analysis which suggested material departures from Generally Accepted Accounting Principles (GAAP), specifically related to ASC 985-20 requirements for software development cost capitalization. Given that Journal Technologies generates approximately 76% of DJCO's revenue, it was clear to us that these accounting treatment issues warranted immediate attention from the Board.

Buxton Helmsley brings extensive expertise in identifying accounting irregularities and governance failures that escape detection by traditional oversight mechanisms. Our team has identified audit failures at three of the "Big 4" accounting firms, including one firm separating from an engagement after our intervention exposed their oversight failures. Most recently, our team led the successful turnaround at Fossil Group, Inc. (NASDAQ: FOSL), where the share price increased by over 80% within three months of agreeing to partner with Buxton Helmsley (appointing our representation on its board of directors) in March 2024. Our track record demonstrates a consistent ability to identify material issues that incumbent auditors, management teams, and boards have failed to detect or address.

After Buxton Helmsley raised these concerns to Chairman Steven Myhill-Jones regarding the findings and evidence of noncompliance with ASC 985-20, the Board convened an emergency meeting on July 21, 2025, underscoring the seriousness and credibility of the issues presented. During preliminary conversations, management sought to justify its accounting approach that takes the word "conservative" to the extreme—simply charging off all value-adding R&D investments, rather than retaining any portion of those investments as asset value. However, as reasonably understood by investors, and further codified under FASB Concepts Statement No. 8, GAAP mandates neutrality in accounting. Neither "conservative" nor "aggressive" accounting is permissible, given that it distorts economic reality. Any such practice (regardless of intent) may constitute a misrepresentation to shareholders, violation of accounting standards, and breach of fiduciary duty.

Despite the Board's emergency meeting, DJCO has yet to inform public shareholders of the investigation, with the Board now seeking to oversee an investigation into the accounting violations it has overseen, reporting period after reporting period (a fundamentally, inherently conflicted arrangement). As a result, Buxton Helmsley immediately referred the matter to the SEC's Division of Enforcement to ensure independent regulatory oversight until the DJCO Board can be appropriately refreshed to restore proper governance. We believe independent intervention is warranted, given the

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Board's inherent conflicts, and call on Daily Journal Corporation to relinquish any decision-making with regard to the matters described herein.

II. THE CORE ISSUE.

Based on our review of publicly available information and further supported by a forensic accounting analysis, we have identified several areas of DJCO's software development accounting practices in violation of GAAP:

1) **ASC 985-20 Capitalization**: This evidence indicates that DJCO is improperly expensing all software development costs related to its Journal Technologies platforms (eCourt, eDefender, eProsecutor, and eSupervision) rather than capitalizing qualifying development costs once technological feasibility is established, as required under ASC 985-20. After capitalization of such intangible asset value, if the net realizable value (NRV) of the software (expected future revenues less costs to complete and sell) is less than its unamortized cost, then an impairment loss is recognized (also under ASC 985-20), thereby always ensuring that the carrying value for the intangible asset (the value for the asset on the balance sheet) never exceeds the fair value of the asset (again, GAAP accounting disallows "conservative" or "aggressive" accounting treatment). In the event that DJCO capitalized these development costs, it would be amortizing the asset over its estimated useful life. Instead, by fully expensing these costs, DJCO has no intangible asset value on the balance sheet to amortize. Following the rules of GAAP means you end up with neither "conservative" nor "aggressive" accounting and, above all, do not end up distorting the truth of value in financial reporting.

   Case in Point: DJCO's closest competitor, Tyler Technologies, Inc. (NYSE: TYL), properly complies with the ASC 985-20's obligation of capitalizing and amortizing asset value accrued over the course of researching and development of technologically feasible software, which is the very reason Tyler Technologies reports intangible asset value, *entirely contrary* to DJCO's balance sheet reporting *zero* intangible asset value.

2) **R&D Classification**: Even more concerning, our evidence indicates that DJCO appears to be misclassifying research and development ("R&D") expenses by burying them within general salary accounts rather than recording them in a dedicated R&D account. Shareholders then lack visibility into the Company's actual R&D spending, undermining transparency and impairing any meaningful assessment of its development investments.

These concerns are particularly troubling given the maturity and operational scale of the Journal Technologies platforms. Under ASC 985-20, software development costs must be capitalized once technological feasibility is established, which can be demonstrated by either (i) the completion of a detailed program design and testing, or (ii) the existence of a working model. Given that Journal Technologies accounts for 76% of DJCO's revenue, these platforms are well beyond the point of mere "feasibility." The keywords for "feasibility" under ASC 985-20 are "*can be produced*", which means that R&D related to software that will be sold as a product is subject to capitalization *far before* the development of such a software product is complete.

The Journal Technologies platforms:

- Generate recurring revenue across multiple jurisdictions;
- Have undergone years of continuous development and enhancement;

- Serve mission-critical functions in justice systems nationwide; and
- Demonstrate clear technological feasibility and commercial viability.

The current accounting treatment results in:

- Zero reported intangible assets despite the majority of revenue from software platforms;
- Understated shareholders' equity through improper expensing of capitalizable costs;
- Hidden R&D spending that should be transparently disclosed to shareholders; and
- Material misrepresentation of the Company's actual economic substance and development activities.

Beyond Compliance: Unlocking Value Through Proper Communication

We view the remediation of any potential accounting issues not as a mere compliance exercise, but as the essential first step in "Phase One", unlocking the Company's ability to communicate its true enterprise value. Transparent, GAAP-compliant financials are not just a legal necessity; they are a strategic enabler. Ensuring the accuracy of financials would allow DJCO to be evaluated alongside appropriate software peers (which capitalize and amortize asset values), enhance access to growth-oriented capital, and attract long-term institutional investors who require clear visibility into core business drivers.

But we view this as just the beginning.

Under Buxton Helmsley's proposal, Phase One would be followed immediately by Phase Two, a value creation program focused on strategic, operational, and capital structure initiatives designed to position DJCO for long-term growth and optimal valuation. These initiatives include:

- **Software Platform Optimization:** Positioning Journal Technologies to expand its footprint across adjacent segments of the justice ecosystem, with meaningful scalability potential.
- **Capital Structure Enhancement:** Refining the balance sheet to support long-term growth while preserving and optimizing the Company's investment portfolio strategy (Buxton Helmsley's ability to identify value-optimizing catalysts, where the rest of the market does not, would stand to add *significant* value as part of DJCO's investment portfolio strategy—case in point with our forensic analysis here at DJCO, even further supporting why shareholders should demand DJCO's Board revisit engagement with Buxton Helmsley).
- **Institutional Investor Engagement:** Establishing market-standard investor relations functions, improve valuation transparency, attract aligned long-term holders, and reduce volatility (e.g., quarterly investor calls to fully communicate value and clarify any widespread investor questions that could diminish the value of DJCO's stock, analyst coverage to attract maximum investor interest to ensure DJCO shareholders realize the full fair value of their interests in the Company, to fund future growth initiatives, etc.).
- **Operational Efficiency Initiatives:** Streamlining costs thoughtfully, while also ensuring the preservation of service quality across both Journal Technologies and the legacy publishing business.
- **Strategic Partnership Development:** Exploring collaborations that enhance Journal Technologies' competitive positioning.

III. OUR COLLABORATIVE PROPOSAL.

After Buxton Helmsley uncovered these areas of concern through its own investigative research, it privately presented them to the Daily Journal Corporation. As an expert in governance and accounting matters, Buxton Helmsley also proposed as a framework, a performance-based arrangement aimed at supporting the Company with remedying the issues and delivering transparent value for shareholders.

The proposed structure was as follows (our general proposal to assist DJCO stands, but certain terms may need to be amended, now at this juncture):

- **No upfront compensation**: Buxton Helmsley receives compensation only through performance-based warrants tied to increases in DJCO's market capitalization;
- **Shareholder-aligned incentives**: Such warrants vest only upon achieving specific market cap milestones, ranging from $570 million to $700 million;
- **Board representation**: Buxton Helmsley nominates two qualified directors to lead remediation efforts through a Special Committee; and
- **Regulatory expertise**: Our team includes specialized accounting and compliance professionals, including a CPA/CFF/CFE.

For every approximately $6-7 of equity value BH restored for the benefit of all DJCO shareholders, BH would have received $1, with BH collecting no compensation until DJCO shareholders benefit far and wide, demonstrating clear alignment with shareholder interests.

Given the systematic accounting issues we have already identified, a comprehensive compliance assessment is warranted. Our experience suggests that organizations demonstrating fundamental deficiencies in software accounting and expense classification typically exhibit additional material misstatements across other asset categories, revenue recognition practices, and internal control systems that warrant thorough examination (by *unconflicted* parties, which means no one chosen by DJCO's existing leadership or related to them).

IV. MANAGEMENT'S RESPONSE

Despite multiple professional communications over ten days, DJCO's management response pattern raises serious questions:

1. **Between July 14 and July 22, Buxton Helmsley engaged constructively** with CEO Steven Myhill-Jones. At first, Mr. Myhill-Jones puzzlingly did not see the urgency in scheduling an emergency Board meeting, attempting to explain away the Company's accounting policies related to software R&D. Only after Buxton Helmsley substantively replied how incorrect DJCO's interpretations were with relation to compliance under ASC 985-20 did Mr. Myhill-Jones notify of scheduling an emergency Board meeting for July 21 to discuss the "importance of ensuring that our treatment of R&D and product development costs are properly accounted for under GAAP".
2. **On July 22, DJCO's proposed hiring an independent consultant** to conduct a "technical accounting review" with "no preconceived notions." We find this to be a strikingly ironic maneuver, given that it is the very same leadership (the current CEO, CFO, Audit Committee, and external auditors) that presided over, and failed to detect, the apparent GAAP violations now in question. Entrusting those responsible for years of oversight failure to supervise a review of those same issues now makes about as much sense as letting the failed architect

inspect the building collapse. In contrast, Buxton Helmsley proposed retaining independent consultants that would be guided and overseen by an unconflicted Special Committee. This structure was designed to ensure the independence, credibility, and integrity of the review process, free from the conflicts of interest that enabled these apparent accounting irregularities to persist in the first place.

3. **On July 23, 2025, CEO Myhill-Jones rejected our collaborative approach** in a terse, three-sentence email stating, "We don't do business with people who engage in such threats." This response stemmed from a clear misreading of our professional and good-faith notification that, given the seriousness of the concerns identified and refusal to investigate and remediate them in a conflict-free manner, we had referred the matter to the SEC's Division of Enforcement (concurrent with delivering our letter to the Board), as an action taken in the interest of shareholders. We immediately corrected Mr. Myhill-Jones, who had misread the mention of a referral to the SEC as a threat, when it was (as clearly worded) an action already being taken, regardless of DJCO's response. Nonetheless, Mr. Myhill-Jones declined to engage further or reconsider and appears to have continued to stonewall conversations, pursuing a remediation process led by the same conflicted leadership responsible for the oversight failures in question.

V. GOVERNANCE CONCERNS: A PATTERN OF OVERSIGHT FAILURES:

Concerning Patterns in DJCO's Financial Reporting Oversight: Our analysis of DJCO's SEC filings raises troubling questions about the Company's accounting practices. Despite quarterly certifications by CEO Steven Myhill-Jones and CFO Tu To attesting to compliance with GAAP and Regulation S-X (along with the Audit Committee and external auditors), our analysis quickly uncovered significant departures from ASC 985-20, failing to adhere to requirements across multiple reporting periods. Perhaps even more concerning is that the Company is misclassifying R&D expenses into general salary expenses, meaning shareholders cannot evaluate the Company's actual development spending. In our opinion, these represent fundamental accounting competencies that we believe any CFO of a software-revenue-dependent company should understand and implement correctly, naturally raising the probability of other significant accounting failures in the face of such glaring, systematic failures already discovered.

Failure to Follow Basic Disclosure Requirements: Despite receiving our initial letter to the Board eight business days ago, holding an emergency board meeting, and an active investigation underway, DJCO has still not filed a Form 8-K disclosure. This is evident to violate the SEC requirements for disclosure of material events to investors within four business days of occurrence (*See* "The Mattel Precedent for Proper Disclosure", below).

Misaligned Board Incentives: From a governance perspective, most troubling is that the majority of DJCO's Board members have never purchased a single share on their own account, despite some having been on the Board for extended periods. This lack of economic alignment explains both their indifference to performance-based proposals (that would benefit shareholders) and their apparent view of shareholders focused on value creation as a "threat" rather than an opportunity.

Rejection of Expert Assistance: After identifying these violations through an emergency Board process, management rejected a partnership with the very team that had discovered the problems (which has established a unique track record of identifying significant accounting violations missed by the boards, executives, and auditors of multiple public companies), opting instead to rely on the same advisory structure that had failed to surface the violations all along.

VI. REGULATORY REFERRAL.

In accordance with SEC guidelines on whistleblower protocols, we have submitted relevant materials for review to the SEC's Division of Enforcement, given this leadership's inappropriate response and attempt to act in a conflicted manner. This action was taken as a standard step to ensure proper regulatory oversight of potential accounting violations, pending the time when shareholders regain control of the Board enough to remediate these matters in a conflict-free manner, with assurance that not only these already-identified accounting violations are cured, but *all* accounting violations.

The Mattel Precedent for Proper Disclosure: Shareholders, not management, should decide whether potential accounting violations are material to their investment decisions. Public company leadership has a responsibility to provide material information promptly, enabling investors to assess risks and make informed decisions about their investments. This principle of transparency and respect for shareholder rights forms the foundation of proper regulatory compliance.

In 2019, Mattel demonstrated this principle in action, reinforcing the precedent of what constitutes a material event obligated for reporting to public investors. When Mattel, Inc. received a whistleblower letter alleging accounting irregularities, the company filed a Form 8-K with the SEC within two business days, before any investigation had even begun, disclosing receipt of the whistleblower communication and announcing that the Audit Committee would investigate the allegations. This immediate disclosure demonstrated proper respect for shareholders' right to material information and compliance with regulatory requirements.

In stark contrast, DJCO held an emergency Board meeting on July 21 (a week after receiving our initial letter) regarding our communications about potential accounting violations, acknowledged the need for remediation, and, as of the writing of this letter, eight business days after initial correspondence, has yet to file any Form 8-K disclosure. This violates SEC requirements for disclosure on Form 8-K within four business days of material events/developments, denying shareholders the transparency they deserve when evaluating potential risks to their investment.

In our opinion, DJCO's silence suggests either a fundamental misunderstanding of disclosure obligations or a deliberate attempt to keep shareholders uninformed about material risks—both approaches are fundamentally contrary to the transparency principles that responsible public company leadership should embody, and deviates from federal securities laws.

Why This Matters to Shareholders

In our opinion, the documented competence concerns and evidenced accounting violations create multiple risks for shareholders, including:

1. **Immediate Valuation Impact:** Proper GAAP compliance would stand to materially increase reported asset values and shareholders' equity, suggesting years of understated book value through improper expensing of capitalizable development costs;
2. **Hidden R&D Investment:** Shareholders cannot evaluate the Company's development spending or innovation trajectory because R&D costs are buried in general salary expenses rather than properly disclosed;
3. **Escalating Regulatory Risk:** Departures from GAAP and Regulation S-X, combined with the Company's failure to make required disclosures, significantly increases regulatory inquiry and

enforcement by the SEC; these deficiencies may also expose directors and officers to personal liability under applicable securities law if improperly addressed;

4. **Eroded Market Confidence:** The combination of systematic accounting failures and poor crisis management undermines institutional investor confidence and limits access to growth capital;
5. **Strategic Limitations:** Understated assets, hidden development spending, and impaired credibility limit strategic optionality, potential partnerships, and proper market valuation;
6. **Governance Breakdown:** The current leadership's inability to implement critical accounting standards and its rejection of *unconflicted* expert oversight when confronted with documented failures raises serious concern that DJCO's existing leadership can navigate complex challenges; and
7. **Misaligned Board Incentives:** With the majority of Board members never having purchased a single share on their own account, directors have no personal economic incentive to maximize shareholder value (only guaranteed compensation, regardless of their value production for shareholders), explaining their resistance to performance-based proposals and their apparent preference for maintaining an underperforming *status quo*.

The Competence Premium: Markets assign value not just to assets, but to management's ability to recognize, develop, and communicate that value. When a leadership fails to classify expenses correctly, fails to identify fundamental accounting violations, issues responses misaligned with the gravity of the concerns raised, and has thus far declined the assistance of external forensic experts whose track record demonstrates an ability to repeatedly identify compliance failures missed by conventional oversight mechanisms, shareholders bear the cost through persistent undervaluation and increased regulatory risk.

VII. OUR COMMITMENT.

We remain committed to working constructively with both regulators and DJCO to address these concerns, notwithstanding what we view as an unnerving pattern in the Company's leadership response to date. That said, the issue at hand extends beyond a willingness to cooperate; it raises the question of whether the fiduciaries currently in oversight roles are adequately equipped to lead the remediation process, given their prior involvement in the matters under review.

Why Buxton Helmsley vs. Independent Consultants Under Current Board Oversight

Management's proposal to hire "independent consultants" supervised by the same Board and Audit Committee that appeared to overlook glaring ASC 985-20 violations, R&D expense misclassifications, and disclosure shortcomings reflects what we believe is a fundamentally flawed approach. This arrangement risks replicating the same conflicted oversight dynamics that have contributed to these issues persisting unaddressed for years.

By contrast, Buxton Helmsley represents the interests of shareholders through the following:

- **We Identified What They Missed**: Our forensic analysis surfaced evidenced accounting irregularities that were not identified by the current CFO, Audit Committee, external auditors, or Board across numerous reporting periods;
- **Proven Track Record**: Our successful engagement at Fossil Group, Inc. led to the identification and correction of systematic risks along with operational enhancements, resulting in an over 80% share price appreciation within three months of Fossil agreeing to partner with Buxton Helmsley (with Fossil's shares now up approximately 100%);

- **Aligned Incentives**: Our compensation is performance-based, meaning we are only compensated when shareholders benefit, unlike consultants paid regardless of outcomes or directors with no equity ownership.
- **Unconflicted Oversight**: We have no prior relationship with the existing governance structure and no incentive to minimize findings or preserve entrenched relationships; and
- **Technical Expertise**: Our team includes the forensic accounting expertise (CPA/CFF/CFE) that identified these violations, rather than relying on the same advisory ecosystem that missed them far and wide.

The structural conflict of having directors involved in the decisions in question now oversee consultants tasked with evaluating those same practices raises grave concerns. This structure risks perpetuating the same blind spots and conflicts that, based on available evidence, contributed to the current issues. In contrast, effective remediation requires the involvement of independent, unconflicted expertise and credible leadership, precisely what Buxton Helmsley's performance-based plan and board representations had been designed to deliver.

Our proposal ensures that our success is directly tied to shareholder outcomes, a principle that seems more consistent with fiduciary responsibility than management's current framework, which appears aimed at preserving the *status quo* under the same oversight structure that failed to prevent the current situation at hand.

We believe this situation presents an opportunity to:

- Restore proper GAAP compliance under competent, unconflicted oversight;
- Enhance financial transparency and regulatory compliance through proven expertise;
- Rebuild institutional investor confidence through credible leadership with skin in the game; and
- Unlock the substantial embedded value in Journal Technologies that current management has failed to recognize and communicate.

VIII. CALL FOR LEADERSHIP ACCOUNTABILITY.

Based on the documented evidence outlined above, we believe DJCO shareholders deserve leadership that demonstrates fundamental competency in corporate governance, financial reporting, and accountability. More importantly, shareholders who invested in DJCO partly because of its association with Charlie Munger's principles deserve leadership that honors that legacy rather than betraying it.

Departure from Charlie Munger's Documented Principles

Charlie Munger built his reputation on intellectual honesty, learning from mistakes, seeking competent advice, and maintaining the highest standards of transparency and fiduciary responsibility. In our view, the current management's response to serious legal and governance issues appears fundamentally inconsistent with those established principles:

- **Where Munger championed intellectual honesty,** current management's documented response pattern demonstrates resistance to acknowledging material accounting concerns raised by external forensic analysis;
- **Where Munger demanded transparency,** current management has failed to promptly disclose knowledge of potential restatements for more than eight days;

- **Where Munger sought out competent advisors,** current leadership dismissed credible technical expertise from an expert with an extensive track record of finding what the rest of the market (and supposed experts, such as auditors) miss, as evidenced by their July 23 communication;
- **Where Munger practiced rational decision-making,** the July 23 correspondence reflects what we believe were clear misreadings and mischaracterizations of professional communications; and
- **Where Munger emphasized fiduciary duty,** the current Board refuses to heed its hopeless conflicts of interest.

Mr. Munger famously said, "I'm not entitled to have an opinion on this subject unless I can state the arguments against my position better than the people who support it." In our opinion, the current leadership has shown an inability (or unwillingness) to even engage with arguments raised, as reflected in the July 23 response that prematurely terminated dialogue.

Charlie Munger's documented philosophy emphasized that discovering systematic compliance violations should prompt immediate expert-led remediation, not rejection of qualified assistance due to wounded pride. The management response pattern documented in our communications demonstrates decision-making approaches that we believe are clearly inconsistent with the rigor and continuous improvement principles that Mr. Munger publicly advocated throughout his career.

Accordingly, we call for the immediate resignation of:

Steven Myhill-Jones (Chairman and CEO) for:

- Signed off on financial disclosures that violate GAAP, and therefore rendering such certifications in violation of Regulation S-X;
- Exhibited (based on correspondence) a concerning lack of awareness of critical accounting and disclosure obligations expected of an officer at a publicly traded company;
- Despite taking actions that affirm materiality, allowing the Company to fail to file a required Form 8-K disclosure within the legally obligated four-business-day time period, with the deadline now more than four business days overdue; and
- Discontinuing dialogue with a whistleblower offering remediation support after falsely claiming the notification of an SEC referral (already in process) was a "threat".

Tu To (Chief Financial Officer) for:

- Signed off on financial disclosures that violate GAAP, and therefore rendering such certifications in violation of Regulation S-X;
- Misclassifying research and development expenses as general salary expenses, apparently without realizing such a material misclassification of expenses;
- Certified financial statements reporting zero intangible assets, despite the Company deriving 76% of revenue from actively marketed software platforms that exceed the "technological feasibility" threshold under ASC 985-20; and
- Presiding over accounting practices that failed to identify glaring material accounting discrepancies for years, which had been flagged by an external party in a matter of weeks; and
- Maintaining practices that may expose the Company to ongoing regulatory risk under SEC rules.

We call on these resignations as a means of holding those responsible accountable, particularly given their refusal to properly handle remediation of these matters (in a conflict-free manner). Public company leadership requires the ability to communicate accurately, uphold accounting standards, and operate with sound business judgment. In our opinion, the evidence illustrates that current leadership has not met those non-negotiable standards.

DJCO shareholders deserve leadership that embodies Charlie Munger's principles: intellectual honesty, transparency, competence, and unwavering fiduciary responsibility. We believe that the current management has failed to embody these standards, and the longer the *status quo* persists, the greater the potential harm to the Company's reputation, investor trust, and long-term value.

IX. NEXT STEPS.

Given management's continued reliance on a conflicted oversight structure, we intend to ensure that shareholders are protected and represented — through class-action and derivative litigation, as may be necessary to protect shareholder value.

However, we remain open to constructive dialogue should the Board reconsider its position. The door remains open for the collaborative approach that would benefit all stakeholders.

In Closing

It is apparent to us that DJCO's Journal Technologies represents significant embedded value that current accounting treatment fails to reflect properly. Our analysis suggests substantial opportunities to enhance shareholder value through proper compliance, improved transparency, and strategic execution.

We encourage all shareholders to:

- Review DJCO's software accounting policies in light of ASC 985-20 requirements, particularly in absence of reported intangible assets despite the Company's reliance on revenue-generativing software platforms;
- Examine whether R&D costs are being appropriately disclosed, or instead hidden within general salary expenses in a way that impairs the evaluation of development investments;
- Consider the implications of ongoing accounting policies and oversight practices that misclassify expenses;
- Assess whether current leadership's application of GAAP and its handling of external communications reflect the degree of rigor and accountability required to safeguard shareholder capital;
- Evaluate whether management's reliance on conflicted internal structures to oversee the investigation of accounting violations, originally identified by an external party, aligns with accepted standards of governance and independent oversight;
- Question whether a Board that has, to date, declined to address these conflicts through a truly independent process is equipped to represent shareholder interests in remediation efforts; and
- Monitor for required regulatory disclosures regarding these accounting matters (now over four days overdue).

* * *

We remain committed to protecting the interests of all DJCO shareholders and welcome questions about our analysis and proposal. We enclose our communications with DJCO's Board below for complete transparency.

Very Truly Yours,

Alexander E. Parker
Chairman of the Board and Chief Executive Officer
Buxton Helmsley USA, Inc.

Enclosures:

1. Buxton Helmsley Letter to DJCO Board, dated July 14, 2025;
2. Buxton Helmsley Letter to DJCO Board, dated July 18, 2025;
3. Buxton Helmsley Letter to DJCO Board, dated July 23, 2025;
4. E-Mail Chain Between DJCO and Buxton Helmsley; and
5. Mattel Inc. Form 8-K filing, dated August 8, 2019.